AMENDED AND RESSTATED DEBENTURE

THE SECURITIES OFFERED HEREBY HAVE NOT BEEN AND WILL NOT BE REGISTERED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY SECTION 3(b) OF THE SECURITIES ACT OF 1933, AS AMENDED, AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER (THE "1933 ACT"), AND RULE 504 OF REGULATION D PROMULGATED THEREUNDER AND SECTION 551.23(8)(g) OF THE WISCONSIN UNIFORM SECURITIES LAW.

THE SECURITIES OFFERED HEREBY ARE OFFERED PURSUANT TO AN EXEMPTION FOR OFFERINGS TO ACCREDITED INVESTORS ONLY UNDER THE RULES OF THE WISCONSIN DEPARTMENT OF FINANCIAL INSTITUTIONS, SECURITIES DIVISION.  THE WISCONSIN DEPARTMENT OF FINANCIAL INSTITUTIONS, SECURITIES DIVISION, HAS NEITHER REVIEWED NOR APPROVED ITS FORM OR CONTENT.  THE SECURITIES DESCRIBED HEREIN MAY ONLY BE PURCHASED BY "ACCREDITED INVESTORS" AS DEFINED BY RULE 504 OF SEC REGULATION D AND THE RULES OF THE WISCONSIN DEPARTMENT OF FINANCIAL INSTITUTIONS, SECURITIES DIVISION.

Series A-6	US $25,000

AMERICAN SCIENTIFIC RESOURCES, INC.

AMENDED AND RESTATED
8% CONVERTIBLE REDEEMABLE DEBENTURE
DUE NOVEMBER 7, 2010

THIS AMENDED AND RESTATED DEBENTURE of American Scientific Resources, Inc. ("Company"), designated as its Series A 8% Convertible Redeemable Debenture Due November 7, 2010.

FOR VALUE RECEIVED, the Company promises to pay to Blaydon Capital, LLC and its authorized successors and permitted assigns ("Holder"), the aggregate principal face amount of twenty-five thousand dollars (U.S. $25,000) on November 7, 2010 ("Maturity Date") and to pay interest on the principal amount outstanding hereunder at the rate of 8% per annum commencing on December 7, 2008.  Interest will be paid to the Holder in whose name this Amended and Restated Debenture is registered on the records of the Company regarding registration and transfers of this Amended and Restated Debenture ("Debenture Register"); provided, however, that the Company's obligation to a transferee of this Amended and Restated Debenture arises only if such transfer, sale or other disposition is made in accordance with the terms and conditions of the Securities Sale Agreement dated as of September 29, 2008 between the Company and the Holder ("Sale Agreement").  The principal of, and interest on, this Amended and Restated Debenture are payable at 200 South Executive Drive, Suite 101, Brookfield, WI 53005 initially, and if changed, last appearing on the Debenture Register of the Company as designated in writing by the Holder hereof from time to time.  The Company will pay the outstanding principal due upon this Amended and Restated Debenture before or on the Maturity Date, less any amounts required by law to be deducted or withheld, to the Holder of this Amended and Restated Debenture by check if paid more than 10 days prior to the Maturity Date or, if paid 10 days or less prior to the Maturity Date, by wire transfer and addressed to such Holder at the last address appearing on the Debenture Register.  The forwarding of such check or wire transfer shall constitute a payment of outstanding principal hereunder and shall satisfy and discharge the liability for principal on this Amended and Restated Debenture to the extent of the sum represented by such check or wire transfer.  Interest shall be payable in Common Stock (as defined below) pursuant to paragraph 4(b) herein.

This Amended and Restated Debenture is issued pursuant to the Sale Agreement and the Company hereby confirms that all of the representations and warranties of the Company set forth in the Sale Agreement are true and correct as of the date hereof, except that (a) the Company’s capital structure consists of 500,000,000 authorized shares of Common Stock, and (b) the number of shares of issued and outstanding Common Stock is 247,999,928.

This Amended and Restated Debenture is subject to the following additional provisions:

1.           This Amended and Restated Debenture is issuable or assignable to a Holder in denominations of Five Thousand Dollars (US$5,000) and integral multiples thereof.  This Amended and Restated Debenture is exchangeable for an equal aggregate principal amount of Amended and Restated Debentures of different authorized denominations, as requested by the Holders surrendering the same, but not less than U.S. $5,000.  No service charge will be made for such registration or transfer or exchange, except that Holder shall pay any tax or other governmental charges payable in connection therewith.

2.           The Company shall be entitled to withhold from all payments any amounts required to be withheld under applicable laws.

3.           This Amended and Restated Debenture may be transferred or exchanged only in compliance with the Securities Act of 1933, as amended ("Act") and applicable state securities laws.  Prior to due presentment for transfer of this Amended and Restated Debenture, the Company and any agent of the Company may treat the person in whose name this Amended and Restated Debenture is duly registered on the Company's Debenture Register as the owner hereof for all other purposes, whether or not this Amended and Restated Debenture be overdue, and neither the Company nor any such agent shall be affected or bound by notice to the contrary.  Any Holder of this Amended and Restated Debenture electing to exercise the right of conversion set forth in Section 4(a) hereof, in addition to the requirements set forth in Section 4(a), and any prospective transferee of this Amended and Restated Debenture, are also required to give the Company written confirmation that this Amended and Restated Debenture is being converted ("Notice of Conversion"). The date of receipt (including receipt by telecopy) of such Notice of Conversion shall be the Conversion Date.

4.           (a)           The Holder of this Amended and Restated Debenture is entitled, at its option, at any time following delivery of this Amended and Restated Debenture, to convert all or any amount over $100 of the principal face amount of this Amended and Restated Debenture then outstanding into shares of the Company's common stock (the "Common Stock") without restrictive legend of any nature, at a conversion price ("Conversion Price") for each share of Common Stock equal to 60% of the lowest closing bid price of the Common Stock as reported on the National Quotations Bureau Pink Sheets on which the Company’s shares are traded or any exchange upon which the Common Stock may be traded in the future ("Exchange") for (i) any of the three trading days prior to the day upon which a Notice of Conversion is received by the Company, provided such Notice of Conversion is delivered by fax to the Company between the hours of 4 P.M. Eastern Standard or Daylight Savings Time and 7 P.M. Eastern Standard or Daylight Savings Time, or (ii) the trading day on which a Notice of Conversion is received by the Company provided such Notice of Conversion is delivered by fax to the Company between the hours of 4 P.M. Eastern Standard or Daylight Savings Time and 7 P.M. Eastern Standard or Daylight Savings Time.  If the number of resultant shares of Common Stock would as a matter of law or pursuant to regulatory authority require the Company to seek shareholder approval of such issuance, the Company shall, as soon as practicable, take the necessary steps to seek such approval.  Such conversion shall be effectuated by the Company delivering the shares of Common Stock to the Holder within 3 business days of receipt by the Company of the Notice of Conversion.  Once the Holder has received such shares of Common Stock, the Holder shall surrender this Amended and Restated Debentures to the Company, executed by the Holder evidencing such Holder's intention to convert this Amended and Restated Debenture or a specified portion hereof, and accompanied by proper assignment hereof in blank.  Accrued but unpaid interest shall be subject to conversion.  No fractional shares or scrip representing fractions of shares will be issued on conversion, but the number of shares issuable shall be rounded to the nearest whole share.

(b)           Interest on any unpaid principal balance of this Amended and Restated Debenture shall be paid at the rate of 8% per annum.  Interest shall be paid by the Company in Common Stock ("Interest Shares").  The Holder may, at any time, send in a Notice of Conversion to the Company for Interest Shares based on the formula provided in Section 4(a) above.  The dollar amount converted into Interest Shares shall be all or a portion of the accrued interest calculated on the unpaid principal balance of this Amended and Restated Debenture to the date of such notice.  Interest Shares shall be issued under the exemption from registration provided by Rule 504 of Regulation D.

(c)           At any time the Company shall have the option to redeem this Amended and Restated Debenture and pay to the Holder 150% of the unpaid principal amount of this Amended and Restated Debenture, in full. The Company shall give the Holder 5 days written notice and the Holder during such 5 days shall have the option to convert this Amended and Restated Debenture or any part thereof into shares of Common Stock at the Conversion Price set forth in paragraph 4(a) of this Amended and Restated Debenture.

(d)           Upon (i) a transfer of all or substantially all of the assets of the Company to any person in a single transaction or series of related transactions, (ii) a reclassification, capital reorganization or other change or exchange of outstanding shares of the Common Stock, or (iii) any consolidation or merger of the Company with or into another person or entity in which the Company is not the surviving entity (other than a merger which is effected solely to change the jurisdiction of incorporation of the Company and results in a reclassification, conversion or exchange of outstanding shares of Common Stock solely into shares of Common Stock) (each of items (i), (ii) and (iii) being referred to as a "Sale Event"), then, in each case, the Company shall, upon request of the Holder, redeem this Amended and Restated Debenture in cash for 150% of the principal amount, plus accrued but unpaid interest through the date of redemption, or at the election of the Holder, such Holder may convert the unpaid principal amount of this Amended and Restated Debenture (together with the amount of accrued but unpaid interest) into shares of Common Stock immediately prior to such Sale Event at the Conversion Price.

(e)           In case of any Sale Event in connection with which this Amended and Restated Debenture is not redeemed or converted, the Company shall cause effective provision to be made so that the Holder of this Amended and Restated Debenture shall have the right thereafter, by converting this Amended and Restated Debenture, to purchase or convert this Amended and Restated Debenture into the kind and number of shares of stock or other securities or property (including cash) receivable upon such reclassification, capital reorganization or other change, consolidation or merger by a holder of the number of shares of Common Stock that could have been purchased upon exercise of the Debentures and at the same Conversion Price, as defined in this Amended and Restated Debenture, immediately prior to such Sale Event. The foregoing provisions shall similarly apply to successive Sale Events. If the consideration received by the holders of Common Stock is other than cash, the value shall be as determined by the Board of Directors of the Company or successor person or entity acting in good faith.

5.           This Debenture is secured by all assets of the Company.

6.           No provision of this Amended and Restated Debenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, and interest on, this Amended and Restated Debenture at the time, place, and rate, and in the form, herein prescribed.

7.           The Company hereby expressly waives demand and presentment for payment, notice of non-payment, protest, notice of protest, notice of dishonor, notice of acceleration or intent to accelerate, and diligence in taking any action to collect amounts called for hereunder and shall be directly and primarily liable for the payment of all sums owing and to be owing hereto.

8.           The Company agrees to pay all costs and expenses, including reasonable attorneys' fees, which may be incurred by the Holder in collecting any amount due under this Amended and Restated Debenture.

9.           If one or more of the following described "Events of Default" shall occur and continue for five (5) days, unless a different time frame is noted below:

(a)          The Company shall default in the payment of principal or interest on this Amended and Restated Debenture or any other debenture issued pursuant to the Sale Agreement; or

(b)          Any of the representations or warranties made by the Company herein, in the Sale Agreement, or in any certificate or financial or other written statements heretofore or hereafter furnished by or on behalf of the Company in connection with the execution and delivery of this Amended and Restated Debenture or the Sale Agreement shall be false or misleading in any material respect at the time made or the Company shall violate any covenants in the Sale Agreement including but not limited to Section 5(b) or 10; or

(c)           The Company shall fail to perform or observe, in any material respect, any other covenant, term, provision, condition, agreement or obligation of the Company under this Amended and Restated Debenture or the Sale Agreement; or

(d)          The Company shall (1) become insolvent; (2) admit in writing its inability to pay its debts generally as they mature; (3) make an assignment for the benefit of creditors or commence proceedings for its dissolution; (4) apply for or consent to the appointment of a trustee, liquidator or receiver for its or for a substantial part of its property or business; (5) file a petition for  bankruptcy relief, consent to the filing of such petition or have filed against it an involuntary petition for bankruptcy relief, all under federal or state laws as applicable; or

(e)           A trustee, liquidator or receiver shall be appointed for the Company or for a substantial part of its property or business without its consent and shall not be discharged within thirty (30) days after such appointment; or

(f)           Any governmental agency or any court of competent jurisdiction at the instance of any governmental agency shall assume custody or control of the whole or any substantial portion of the properties or assets of the Company; or

(g)          One or more money judgments, writs or warrants of attachment, or similar process, in excess of One Hundred Thousand Dollars ($100,000) in the aggregate, shall be entered or filed against the Company or any of its properties or other assets and shall remain unpaid, unvacated, unbonded or unstayed for a period of fifteen (15) days or in any event later than five (5) days prior to the date of any proposed sale thereunder; or

(h)          Bankruptcy, reorganization, insolvency or liquidation proceedings, or other proceedings for relief under any bankruptcy law or any law for the relief of debtors shall be instituted voluntarily by or involuntarily against the Company; or

(i)           If listed, the Company shall have its Common Stock delisted from an Exchange or, if the Common Stock trades on an Exchange, then trading in the Common Stock shall be suspended for more than five (5) consecutive days; or

(j)           The Company shall not deliver or cause to be delivered to the Holder the Common Stock pursuant to paragraph 4 herein without restrictive legend within five (5) business days of its receipt of a Notice of Conversion; or

(k)          If there is any attempt by the Borrower to circumvent the requirements or provisions of this Amended and Restated Debenture or the Sale Agreement or to mislead the Holder through any ruse, program, subterfuge or other means, whether perpetrated alone or in consort with others

Then, or at any time thereafter, unless cured, and in each and every such case, unless such Event of Default shall have been waived in writing by the Holder (which waiver shall not be deemed to be a waiver of any subsequent default) at the option of the Holder and in the Holder's sole discretion, the Holder may consider 150% of all amounts outstanding under this Amended and Restated Debenture immediately due and payable, without presentment, demand, protest or (further) notice of any kind (other than notice of acceleration), all of which are hereby expressly waived, anything herein or in any note or other instruments contained to the contrary notwithstanding, and the Holder may immediately, and without expiration of any period of grace, enforce any and all of the Holder's rights and remedies provided herein or any other rights or remedies afforded by law.  Upon an Event of Default, interest shall be accrue at a default interest rate of 24% per annum or, if such rate is usurious or not permitted by current law, then at the highest rate of interest permitted by law.

10.          This Debenture represents a prioritized obligation of the Company.  However, no recourse shall be had for the payment of the principal of, or the interest on, this Amended and Restated Debenture, or for any claim based hereon, or otherwise in respect hereof, against any incorporator, shareholder, officer or director, as such, past, present or future, of the Company or any successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issuance hereof, expressly waived and released.

11.           In case any provision of this Amended and Restated Debenture is held by a court of competent jurisdiction to be excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible, and the validity and enforceability of the remaining provisions of this Amended and Restated Debenture will not in any way be affected or impaired thereby.

12.           This Debenture and the agreements referred to in this Amended and Restated Debenture constitute the full and entire understanding and agreement between the Company and the Holder with respect to the subject matter hereof.  Neither this Amended and Restated Debenture nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the Company and the Holder.

13.           This Debenture shall be governed by and construed in accordance with the laws of Wisconsin applicable to contracts made and wholly to be performed within the State of Wisconsin and shall be binding upon the successors and assigns of each party hereto.  The Holder and the Company hereby mutually waive trial by jury and consent to exclusive jurisdiction and venue in the courts of the State of Wisconsin.  At the Holder's election, any dispute between the parties may be arbitrated rather than litigated in the courts, before the American Arbitration Association in Milwaukee, Wisconsin and pursuant to its rules.  Upon demand made by the Holder to the Company, the Company agrees to submit to and participate in such arbitration.  This Agreement may be executed in counterparts, and the facsimile transmission of an executed counterpart to this Agreement shall be effective as an original.

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IN WITNESS WHEREOF, the Company has caused this Amended and Restated Debenture to be duly executed by an officer thereunto duly authorized.

Dated: November 7, 2008

AMERICAN SCIENTIFIC
RESOURCES, INC.

By:
Name: Christopher F. Tirotta, MD, MBA
Title: CEO/Chairman of the Board